ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated January 6, 2010

UBS E-TRACS

UBS E-TRACS S&P 500 Gold Hedged Index

Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the return of various market indices including stocks, bonds, commodities, and currencies.

UBS Exchange Traded Access Securities (UBS E-TRACS) are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace. The UBS E-TRACS S&P 500 Gold Hedged Index is designed to track the performance of the S&P 500 Gold Hedged Index, less investor fees. The S&P 500 Gold Hedged Index seeks to simulate the combined returns of investing equal dollar amounts in the S&P 500 Total Return Index and long positions in near-term exchange-traded COMEX gold futures contracts, and is rebalanced monthly. The ETN is designed to provide exposure to U.S. large-cap equities, as represented by the S&P 500 Total Return Index, along with a potential hedge against periodic declines in the value of the U.S. dollar, as expressed in the corresponding increases in the price of gold.

Product profile

Product Name	UBS E-TRACS S&P 500 Gold Hedged Index
Underlying Index	S&P 500 Gold Hedged Index (SPGL5UT)
Issuer	UBS AG
Ticker Symbol	SPGH
CUSIP	902641 661
Primary Exchange	NYSE Arca
Initial Trade Date	January 27, 2010
Maturity Date	January 30, 2040
Yearly Fee (%)	0.85% per annum accrued on a daily basis

Returns

	Total Return	Annualized Return
S&P 500 Total Return	10.03%	0.87%
Gold Spot	280.56%	12.91%
COMEX Gold Active Month Futures Contracts	160.44%	9.08%
S&P 500 Gold Hedged Index	179.33%	9.78%

Pro forma and historical results for the period from December 31, 1998 through December 31, 2009
Source: Standard & Poors
Historical information presented is as of December 31, 2009 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may different significantly from historical performance, either positively or negatively.
Index comparisons

The graph above illustrates the performance of the Index from December 31, 1998 through December 31, 2009 in comparison with three other measures: the S&P 500 Total Return Index, the COMEX Gold Active Month Futures Contracts, and the Spot Price of Gold. Index performance from December 31, 1998 through December 2, 2009 is pro forma hypothetical performance derived by using the Index’s calculation methodology.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC. (http://www.sipc.org/) An investment in the UBS E-TRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS E-TRACS ETNs. UBS E-TRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™” and “S&P 500 Gold Hedged” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. The UBS E-TRACS ETNs are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the UBS E-TRACS ETNs. © UBS 2010. The key symbol and UBS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.